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                                                                   EXHIBIT 10.03



                      ELECTRONIC ARTS INC. AND SUBSIDIARIES

                  DESCRIPTION OF REGISTRANT'S FISCAL YEAR 1996
                              EXECUTIVE BONUS PLAN




Target annual bonuses are set for each executive based upon a percentage of salary. Bonuses are paid in six parts, five of which relate only to the Company's earnings results: one part measured against the Company's performance in each fiscal quarter for a total of four parts, and one part measured against the Company's performance for the fiscal year. The sixth part is measured
against each individual executive's contributions.   Bonuses are paid quarterly
for the prior quarter, and after the end of the fiscal year for those portions
based on fiscal year performance and individual contributions.   If profits in
any period are less than 90% of plan, no bonus is paid for that period. If profits exceed plan by up to 20% during a period, the bonus rate is doubled for the incremental profits above plan. If profits exceed plan by more than 20%, the bonus rate is tripled for profits in excess of 120% of plan.